News Release

QEP RESOURCES ANNOUNCES AGREEMENT TO SELL MEMBERSHIP INTERESTS IN GREEN RIVER PROCESSING TO QEP MIDSTREAM PARTNERS FOR $230 MILLION
DENVER, CO May 7, 2014 - QEP Resources, Inc. (NYSE: QEP) (“QEP” or the “Company”) today announced that it has entered into a Purchase and Sale Agreement with QEP Midstream Partners, LP (NYSE:QEPM) (the “Partnership”) pursuant to which the Partnership will acquire 40% of the outstanding membership interest in Green River Processing, LLC (“Green River Processing”) a wholly owned subsidiary of QEP, for $230 million in cash. The transaction is expected to close on or about July 1, 2014, subject to customary closing conditions.
At closing, Green River Processing will own the Blacks Fork processing complex and the Emigrant Trail processing plant located in southwest Wyoming. Green River Processing will own four processing plants with total processing capacity of up to 890 MMcf per day, natural gas liquids (“NGLs”) fractionation capacity of 15,000 bbl per day, interconnects to six interstate natural gas pipelines, and direct pipeline access to the Mt. Belvieu and Conway NGL markets. In 2013, total inlet volumes for Green River Processing were approximately 201 million MMBtu, of which 65% were processed under fee-based processing agreements and 35% were processed under keep-whole processing agreements.
The Blacks Fork complex contains three processing plants with up to 505 MMcf per day of cryogenic processing capacity and a 330 MMcf per day Joule-Thomson processing plant. In addition, the complex has 15,000 bbl per day of fractionation capacity and associated truck and rail loading facilities, which allow Green River Processing to sell purity products into what are often premium priced local and regional NGL markets. The majority of gas processed at the Blacks Forks complex is produced in the Pinedale Anticline which is approximately 100 miles north of the complex.
The Emigrant Trail processing plant, located approximately ten miles south of the Blacks Fork complex, consists of one cryogenic gas processing train with inlet capacity of approximately 55 MMcf per day. The plant receives the majority of its gas from various gas fields along the Moxa Arch, including Church Buttes, located in the Green River Basin of western Wyoming. The inlets of the Emigrant Trail plant and the Blacks Fork Complex are interconnected allowing raw gas to be processed at either or both facilities.

About QEP Resources, Inc.

QEP Resources, Inc. is a leading independent natural gas and crude oil exploration and production company focused on two major regions: the Northern Region (primarily the Rockies and the Williston Basin) and the Southern Region (primarily Oklahoma, Texas, and Louisiana) of the United States. QEP Resources also gathers, compresses, treats, processes and stores natural gas. QEP Resources is the majority owner of QEP Midstream Partners, LP and owns 100% of the Partnership’s general partner. Further information about QEP is available at www.qepres.com.

About QEP Midstream Partners, LP

QEP Midstream Partners, LP is a master limited partnership formed by QEP Resources, Inc. to own, operate, acquire and develop midstream assets. The Partnership provides midstream gathering services to QEP and third-party companies in the Green River, Uinta and Williston basins. Further information about the Partnership is available at www.qepm.com.

Cautionary Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. These forward-looking statements include statements regarding the anticipated closing date of the transactions, the relative benefits to the parties and equity interest holders resulting from the transaction and the operational and performance metrics of the Green River Processing assets. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including the price of natural gas, oil and NGLs, the inability of the parties to satisfy the conditions to the transaction, disruptions of any party’s ongoing business, weather conditions, global geopolitical and macroeconomic factors, the U.S. federal budget, acts of terrorism, and the other risks discussed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on its website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact

QEP Resources, Inc.

Greg Bensen	Brent Rockwood

Director, Investor Relations	Director, Communications

303-405-6665	303-672-6999